UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) December 20, 2013 (December 19, 2013)

Monroe Capital Corporation

(Exact name of registrant as specified in its charter)

Maryland

(State or other jurisdiction of incorporation)

814-00866	27-4895840
(Commission File Number)	(IRS Employer Identification No.)

311 South Wacker Drive, Suite 6400, Chicago, IL	60606
(Address of principal executive offices)	(Zip Code)

(312) 258-8300

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. Entry into a Material Definitive Agreement.

On December 19, 2013, Monroe Capital Corporation (the “Company”) entered into an amendment (the “Credit Facility Amendment”) to the documents governing the Company’s senior secured revolving credit facility (the “Credit Facility”), with certain lenders party thereto, and ING Capital LLC, as administrative agent. The Credit Facility Amendment is effective as of December 19, 2013.

The Credit Facility Amendment, among other things, (a) increased the size of the current revolver commitments under the Credit Facility to $110 million from $95 million, (b) expanded the accordion feature to $200 million from $100 million, (c) reduced pricing by 50 basis points, to LIBOR plus 3.25% per annum, with a further step-down to LIBOR plus 3.00% when equity capitalization exceeds $175 million, (d) extended the expiration of the revolving period from October 23, 2015 to December 19, 2016, during which period the Company, subject to certain conditions, may make borrowings under the facility and (e) extended the stated maturity date from October 21, 2016 to December 19, 2017.

Substantially all of the Company’s assets are pledged as collateral to ING Capital LLC under the Credit Facility. Borrowing under the Credit Facility remains subject to the leverage restrictions contained in the Investment Company Act of 1940, as amended.

The description above is only a summary of the material provisions of the Credit Facility Amendment and is qualified in its entirety by reference to a copy of the Credit Facility Amendment, which is filed as Exhibit 10.1 to this current report on Form 8-K.

On December 19, 2013, the Company issued a press release regarding the matters described herein, a copy of which is attached hereto as Exhibit 99.1 and incorporated by reference herein.

ITEM 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporated by reference into this Item 2.03.

ITEM 9.01. Financial Statements and Exhibits.

10.1	Amendment No. 1 to the Senior Secured Revolving Credit Agreement among the Company as borrower, the Lenders party thereto, and ING Capital LLC, as Administrative Agent, dated December 19, 2013.

99.1	Press Release of Monroe Capital Corporation dated December 19, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MONROE CAPITAL CORPORATION

By:	/s/ Aaron D. Peck
Name: Aaron D. Peck
Title: Chief Financial Officer

Dated: December 20, 2013